EXHIBIT 4.11

Kodiak Oil & Gas Corp.
1625 Broadway Suite 330
Denver, CO 80202
Tele: 303-592-8070
Fax: 303-593-8071

June 19, 2003

CP Resources LLC
Attn:  Mr. James E. Catlin
1625 Broadway, Suite 330
Denver, CO 80202

RE:	Sweetwater County, Wyoming Oil & Gas Properties Townships 14 and 15 North, Ranges 101 and 102 West

Gentlemen,

This Letter Agreement is made and entered into as of the 19th day of June, 2003, effective May 5, 2003, whereby Kodiak Oil & Gas Corp. (referred to as “Kodiak” and “Buyer”), 1625 Broadway, Suite 330, Denver, CO 80202, agrees to buy and CP Resources LLC (“CP” and “Seller”), 1625 Broadway, Suite 330, Denver, CO 80202, agrees to sell all of its interests in the above captioned acreage (the “Properties”).

On behalf of all owners of interests in the Properties, CP entered into the attached Purchase and Sale Agreement (“PSA”) dated the 16th day of June 2003, by and between CP Resources LLC and Warren Resources, Inc. (“Warren”). Buyer and Seller have agreed to divide their collective benefits under the PSA so that Seller will receive money and retain no other interest in the Properties or the farmout agreements being transferred to Warren and the Buyer shall retain a 20% working interest in the Properties. Now, therefore, for and in consideration of the mutual covenants and provisions set forth below, the receipt and adequacy of which are acknowledged, the parties agree as follows:

Upon closing of the PSA, Kodiak agrees to purchase and acquire and Seller agrees to sell and transfer, convey and assign 100% of its interests into the Properties, more particularly described under a Farmout Agreement dated November 8, 2001, between True Oil Company, et. al., as Farmors, and O’Neal Resources Corporation, et. al., as farmees (TFA), and the Farmout Agreement dated October 29, 2001 between Stone Energy L.L.C., as Farmor, and O’Neal Resources Corporation, as Farmee (SFA).

1)

Kodiak agrees to and shall issue to the order of the Seller 1,000,000 shares of Kodiak Common Stock (the Transaction Shares”) for 100% of the Seller’s interest in the TFA and the SFA, including all assets associated therewith and covered thereby. The

June 19th Letter Agreement
Kodiak Oil & Gas Corp. and CP Resources LLC

Transaction Shares shall be issued in the amount of 600,000 to Lynn A. Peterson and 400,000 to James E. Catlin.

2)

The Transaction Shares shall be subject to the resale restrictions prescribed by the applicable securities regulatory authorities, including escrow restrictions, if required by the TSX Venture Exchange (the “Exchange”).

3)	It is expressly understood that the Seller will convey and relinquish all rights under the TFA and SFA to Kodiak, and no continuing interests will be retained by the Seller.

4)

The Seller represents and warrants to the Buyer that its interest in the Properties, and all related agreements to which the Seller is a party, are in good standing and the Seller has the right and authority to transfer its interest in the Properties pursuant to this Agreement.

5)

Upon closing, Kodiak and the Seller also agree that all contractual obligations between the parties under the September 24, 2001 Letter Agreement, by and between the parties, shall be considered fulfilled and there shall be no further obligations between the parties.

6)

CP agrees to enter into a promissory note with Kodiak in the principal amount of US$264,000 effective June 1, 2003; such amount representing the drilling costs incurred by CP on behalf Kodiak ($220,000) and the associated penalty clause ($44,000) under the Letter Agreement dated May 31, 2002. The promissory note will carry an interest rate of Wells Fargo Bank Prime plus 1%. Repayment terms will be subject to Kodiak financing ability and will be negotiated by the Board of Directors for Kodiak.

7)	This Agreement is subject to being accepted for filing by the Exchange.

If the terms, conditions and provisions of this Letter Agreement meet with your approval, please execute one original in the space provided below and return the same to CP Resources LLC, 1625 Broadway, Suite 330, Denver, CO 80202.

Very Truly Yours,
Kodiak Oil & Gas Corp.

/s/ Lynn A. Peterson
Lynn A. Peterson
President

June 19th Letter Agreement
Kodiak Oil & Gas Corp. and CP Resources LLC

ACCEPTED and AGREED TO this ____day of June 2003.

CP Resources LLC

By:  /s/ James E. Catlin
       James E. Catlin, member